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ACQUISITIONS
On December 20, 1996, Oppenheimer Growth Fund acquired all the net assets of Jefferson-Pilot Capital Appreciation Fund, Inc., pursuant to an agreement and plan of reorganization approved by the Jefferson-Pilot Capital Appreciation Fund, Inc. shareholders on December 3, 1996. The Fund issued 1,196,229 shares of beneficial interest valued at $40,529,263, in exchange for the net assets, resulting in combined net assets of $1,559,572,986 on December 20, 1996. The net assets acquired included net unrealized appreciation of $10,448,341.